Exhibit 10.2

Golub Capital BDC 4, Inc.

200 Park Avenue, 25th Floor

New York, New York 10166

Re: Investment Advisory Agreement between Golub Capital BDC 4, Inc. and GC Advisors LLC

This waiver letter agreement (this “Waiver Letter”) to the Investment Advisory Agreement, dated as of April 1, 2022 (the “Agreement”), by and between Golub Capital BDC 4, Inc., a Maryland corporation (the “Corporation”), and GC Advisors LLC, a Delaware limited liability company (the “Adviser”), is made this 1st day of April 2022.

Solely with respect to the period prior to the Initial Closing (as defined below), the Adviser hereby agrees to waive any reimbursement by the Corporation for any expenses the Adviser incurs on the Corporation’s behalf in connection with the Corporation’s formation and closing of the first offering of shares of the common stock of the Corporation in an aggregate amount in excess of seven hundred thousand dollars ($700,000).

Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Agreement.

For periods ending on or prior to the date of the closing of a Liquidity Event, the Adviser hereby agrees to waive (i) in the case of the Base Management Fee, the Base Management Fee, calculated in accordance with the Agreement, in excess of an annual rate equal to 0.50% of the fair value of the average adjusted gross assets of the Corporation and (ii) in the case of any Incentive Fee, the Incentive Fee calculated in accordance with the Agreement in excess of amounts calculated in accordance with Schedule A hereto.

In addition to the foregoing waiver, for periods ending on or prior to the second anniversary of the Initial Closing (the “waiver period”), the Adviser hereby agrees to waive all Income Incentive Fees payable pursuant to the Agreement. The Adviser also hereby agrees to defer payment of any Capital Gain Incentive Fee determined in accordance with the Agreement on any date during the waiver period, and a Capital Gain Incentive Fee will be paid only if and to the extent a Capital Gain Incentive Fee becomes payable as of any date after the conclusion of the waiver period. For the avoidance of doubt, any calculations in the Agreement with respect to Incentive Fees that purport to be cumulative in nature shall continue to be calculated without regard to any such waivers on a cumulative basis in accordance with the Agreement and not from the end of the waiver period. “Initial Closing” means the date on which capital commitments are first accepted by the Corporation.

Except as expressly amended hereby, the Agreement remains in full force and effect.

No waiver of any provision of this Waiver Letter, nor consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by a duly authorized officer of the party to be charged with the waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

This Waiver Letter and the Agreement contain the entire agreement of the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof and thereof. This Waiver Letter shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

This Waiver Letter may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[Remainder of Page Intentionally Blank]

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Very truly yours,

GC ADVISORS LLC

By:
Name: David B. Golub
Title: President

ACKNOWLEDGED AND AGREED:

GOLUB CAPITAL BDC 4, INC.

By:
Name: David B. Golub
Title: President and Chief Executive Officer

[Signature page to Waiver Letter to Investment Advisory Agreement]

SCHEDULE A

Calculation of Incentive Fee

Income and Capital Gain Incentive Fee Calculation

Income Incentive Fee

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the net assets of the Corporation at the end of the immediately preceding calendar quarter, shall be compared to a fixed “hurdle rate” of 1.75% quarterly.

The Income Incentive Fee component of the Income and Capital Gain Incentive Fee Calculation with respect to the Pre-Incentive Fee Net Investment Income of the Corporation shall be calculated quarterly, in arrears, as follows:

•	zero in any calendar quarter in which the Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

•	100% of the Pre-Incentive Fee Net Investment Income of the Corporation, if any, that exceeds the hurdle rate until amounts payable to the Adviser pursuant to the Income Incentive Fee equal 10% of Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. This portion of the Pre-Incentive Fee Net Investment Income is referred to as the “catch-up” provision; and

•	10% of the amount of the Pre-Incentive Fee Net Investment Income of the Corporation, if any, that exceeds the catch-up provision in any calendar quarter.

Capital Gain Incentive Fee

The Capital Gain Incentive Fee shall equal (a) 10% of the Capital Gain Incentive Fee Base of the Corporation, if any, calculated in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), commencing with the year ending December 31, 2022, less (b) the aggregate amount of any previously paid Capital Gain Incentive Fees.

Limitation on Incentive Fee

The Incentive Fee Cap in any quarter shall be equal to the difference between (a) 10% of Cumulative Pre-Incentive Fee Net Income and (b) cumulative Income Incentive Fees and Capital Gain Incentive Fees paid to the Adviser by the Corporation since the effective date of the Corporation’s election to be regulated as a business development company.

For the avoidance of doubt, for periods beginning after the date of the closing of a Liquidity Event, the Incentive Fee Cap in any quarter shall be equal to the difference, if positive, between (a) the sum of (i) 20% of Cumulative Pre-Incentive Fee Net Income for the period beginning on the date immediately following the closing of a Liquidity Event and (ii) 10% of Cumulative Pre-Incentive Fee Net Income for the period from the effective date of the Corporation’s election to be regulated as a business development company and ending on the date of the closing of a Liquidity Event and (b) cumulative Income Incentive Fees and Capital Gain Incentive Fees paid (net of waivers) to the Adviser by the Corporation from the effective date of the Corporation’s election to be regulated as a business development company.

Subordinated Liquidation Incentive Fee

The Adviser agrees to waive the Subordinated Liquidation Incentive Fee for periods ending prior to the date of the closing of a Liquidity Event.

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